EXHIBIT 11(a)
                                -------------


                               GROSSMAN'S INC.

                      COMPUTATION OF EARNINGS PER SHARE
                    (in thousands, except per share data)


                                THREE MONTHS ENDED       NINE MONTHS ENDED
                                  SEPTEMBER 30,            SEPTEMBER 30,
                               --------------------    --------------------
                                 1997        1996        1997        1996
                                 ----        ----        ----        ----
 Net income (loss) for
 primary and fully diluted
 earnings per share            $(5,538)    $ 1,570     $(25.125)  $(56,063)
                               ========    ========    =========  =========

 Weighted average number
   of shares outstanding        28,080      27,159       27,988     26,571

 Net effect of convertible
   shares                           -        6,872           -          -

 Net effect of dilutive
   stock options                    -           13           -          -
                               --------    --------    ---------  ---------

 Total weighted average
   shares outstanding and
   common stock equivalents
   used in primary
   calculation of earnings
   per share                    28,080      34,044       27,988     26,571

 Additional dilution from
   stock options                    -           -           -           -
                               --------    --------    ---------  ---------

 Total weighted average
   shares outstanding and
   common stock equivalents
   used in fully diluted
   calculation of earnings
   per share                    28,080      34,044       27,988     26,571
                               ========    ========     ========  =========



 Primary earnings (loss)
   per share                    $(0.20)      $0.05       $(0.90)    $(2.11)
                               ========    ========     ========  =========

 Fully diluted earnings
   (loss) per share             $(0.20)      $0.05       $(0.90)    $(2.11)
                               ========    ========     ========  =========
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